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                                                                    Exhibit 99.1



(ISG LOGO)                                                       (MITTAL LOGO)


                                                                   PRESS RELEASE

          MITTAL STEEL COMPANY N.V. AND INTERNATIONAL STEEL GROUP INC.
                       ANNOUNCE COMPLETION OF MERGER AND
                   FINAL EXCHANGE RATIO AND ELECTION DEADLINE

15 April, 2005 - Mittal Steel Company N.V. ("Mittal Steel") [NYSE and Euronext
Amsterdam: MT] and International Steel Group Inc. ("ISG") [NYSE: ISG] announce that their merger was completed today.

Commenting, Lakshmi N. Mittal, Chairman and Chief Executive, Mittal Steel, said:

"Today marks a new, exciting era for Mittal Steel and for the global steel industry. Mittal Steel is now the world's premier steel producer and also the largest producer in the North American market."

"We expect this combination to create opportunities for both Mittal Steel and ISG's stakeholders. The integration process will begin immediately and we will do our very best to make the transition seamless. I would like to take this opportunity to congratulate the ISG management on the impressive business they have built in a short period of time. We very much look forward to working together to further enhance the performance and prospects of the combined business." For further information, please see Mittal Steel's announcement issued yesterday regarding the management organization at Mittal Steel USA.

"We've had a great run so far," said Wilbur Ross, ISG's chairman and founder. "We're delighted to be joining forces with Mittal Steel, a global leader in our industry, as we open our next chapter," Ross said. Mr. Ross is joining the Mittal Steel Board in connection with the merger.

Pursuant to the terms of the merger agreement, ISG stockholders may elect to receive: (1) $42.00 per share in cash, (2) 1.21740 Mittal Steel class A common shares, par value L.0.01 per share, or (3) a combination of cash and Mittal Steel class A common shares. All elections are subject to



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the proration procedures provided in the merger agreement designed to ensure that, in the aggregate, 50% of the shares of ISG common stock will be converted into cash and 50% of the shares of ISG common stock will be converted into Mittal Steel class A common shares. As a result, an ISG stockholder may not receive the exact form of consideration elected, and the ability of an ISG stockholder to receive the form of consideration elected will depend on the elections made by other ISG stockholders. In accordance with the merger agreement, Mittal Steel intends to exercise its discretion to determine that all shares of ISG common stock with respect to which an ISG stockholder made no election or failed to make a valid election will be treated as electing the under-subscribed form of consideration.

The deadline for ISG stockholders of record to make merger consideration elections in connection with the proposed merger is 5:00 p.m., New York City time, on Wednesday, April 20, 2005. ISG stockholders who hold their shares in "street name" may have an election deadline earlier than April 20, 2005. Such stockholders should carefully review any materials they received from their broker to determine the election deadline applicable to them.

ISG stockholders of record wishing to make an election regarding the consideration they would like to receive for their shares of ISG common stock must deliver properly completed forms of election as to the type of merger consideration they would like to receive to The Bank of New York, the exchange agent for the merger, by 5:00 p.m., New York City time, on Wednesday, April 20, 2005, the election deadline.

A more complete description of the merger consideration and the adjustment and proration mechanisms applicable to elections is contained in the election materials mailed to ISG stockholders and the proxy statement/prospectus, dated March 11, 2005, both of which ISG stockholders are urged to read carefully and in their entirety.

Mittal Steel and ISG expect to announce the final election results, including consideration to be received by ISG stockholders who elect cash and who elect stock, on Friday, April 22, 2005.

ABOUT MITTAL STEEL COMPANY

Mittal Steel Company is the world's most global steel company. Formed from the combination of Ispat International N.V. and LNM Holdings N.V., the company has operations in fourteen



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countries, on four continents. Mittal Steel encompasses all aspects of modern steelmaking, to produce a comprehensive portfolio of both flat and long steel products to meet a wide range of customer needs. It serves all the major steel consuming sectors, including automotive, appliance, machinery and construction.

For 2004, Mittal Steel had revenues of US$22.2 billion and steel shipments of
42.1 million tons. The company trades on the New York Stock Exchange and the Euronext Amsterdam under the ticker symbol "MT".

ABOUT ISG

International Steel Group Inc. is one of the largest steel producers in North America. It ships a variety of steel products from 13 major steel producing and finishing facilities in eight states, including hot-rolled, cold-rolled and coated sheets, tin mill products, carbon and alloy plates, rail products and semi-finished shapes to serve the automotive, construction, pipe and tube, appliance, container and machinery markets. For additional information on ISG, visit www.intlsteel.com.

SAFE HARBOR STATEMENT

This press release contains "forward-looking" statements concerning certain matters, including the expected date for announcing the final election results. Such forward-looking statements reflect various assumptions of management concerning future events, and are subject to uncertainties and contingencies.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Mittal Steel has filed with the Securities and Exchange Commission a registration statement on Form F-4 that includes a proxy statement of ISG and a prospectus of Mittal Steel and other relevant documents in connection with the merger involving Mittal Steel and ISG. In addition, Mittal Steel has published and made available to shareholders of Mittal Steel, and filed with Euronext Amsterdam N.V., a prospectus and shareholders circular. Investors and security holders are urged to carefully read the prospectus regarding the merger because it contains important information and to exclusively base their investment decision on this prospectus.


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Investors and security holders of Mittal Steel and ISG are urged to read the proxy statement and prospectuses and other relevant materials because they contain important information about Mittal Steel and ISG and the merger. Investors and security holders may obtain a free copy of these materials and other documents filed with the Securities and Exchange Commission at the SEC's website at www.sec.gov. You may obtain documents filed with the SEC by Mittal Steel free of charge if you request them in writing from Mittal Steel Company N.V., 15th Floor, Hofplein 20, 3032 AC Rotterdam, The Netherlands, or by telephone at +31 10 217 8800. You may also obtain documents filed with the SEC by ISG free of charge if you request them in writing from Investor Relations, International Steel Group Inc., 4020 Kinross Lakes Parkway, Richfield, Ohio 44286-9000, or by telephone at (330) 659-7430.

SOURCE: Mittal Steel Company N.V. / International Steel Group Inc.

Media Relations:
Mittal Steel
Ms. Nicola Davidson, General Manager, Communications,
+44 20 7543 1162
Mr. Paul Weigh, Corporate Communications,
+44 20 7543 1172
or
The Abernathy MacGregor Group
Mr. Chuck Burgess
Ms. Gillian Angstadt
+1 212-371-5999
or
For ISG
: Blaise Derrico, Manager, Investor Relations,
330-659-7430
Charles T. Glazer, Manager, Communications and
Public Relations, 330-659-9121


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